UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): February 29, 2008

TBS INTERNATIONAL LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	000-51368	98-0225954
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Commerce Building
Chancery Lane
Hamilton HM 12, Bermuda
(Address of Principal Executive Offices)

(441) 295-9230
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

    On February 29, 2008, TBS International Limited (the "Company"), through its three wholly owned subsidiaries borrowed $35.0 million under an agreement with AIG Commercial Equipment Finance, Inc. The three subsidiary companies are: Amoros Maritime Corp., Lancaster Maritime Corp., and Chatham Maritime Corp. The loan proceeds will be utilized to replenish funds used to acquire three vessels and for general corporate purposes. The three vessels: the Hopi Princess, Mohave Maiden and the Zuni Princess, will collateralize the loan.

    The loan amount is repayable over four years in quarterly installments of $2.625 million for the first eight quarters and $1.75 million for the remaining eight quarters.

    Interest on borrowings is LIBOR plus an Interest Margin of 1.75%. In the event that the sum of LIBOR plus the Interest Margin is less than 5.00% for any interest rate period, the Interest Margin will increase by such difference for the interest rate period.

The Loan Agreement contains the following covenants:

•
Tangible Net Worth, as defined in the agreement, of not less than $235.0 million plus 75% of cumulative quarterly Consolidated Net Income earned in each full fiscal quarter after the quarter ended September 30, 2007 and 100% of the proceeds of any equity securities issued by the Company and its subsidiaries including the conversion of debt securities into equity interests on or after the date of the agreement;

•
Minimum Cash Liquidity defined as Qualified Cash (cash and cash equivalents) plus Availability under the existing Revolving Credit agreement  with Bank of America or, any future line of credit that replaces the Bank of America revolving loan under the Bank of America Credit Agreement, in an average daily amount during each calendar month of not less than $15.0 million.

•
Maximum Consolidated Leverage Ratio defined as total funded debt, excluding Permitted New Vessel Construction Indebtedness of $150.0 million, to consolidated earnings before interest, taxes, depreciation and amortization or consolidated EBITDA, as defined in the agreement, for any time period to be less than 3.00 to 1.00

•	Fixed Charge Coverage Ratio based on consolidated EBITDA of not less than 1.50 to 1.00 for any fiscal quarter and for the period of four fiscal quarters for the period then ending,

    The covenants to the loan agreement require  the sum of the loan balances outstanding under the loan agreement not to exceed 60% of the Fair Market Value of the collateral vessels.

    The Loan Agreement also contains standard covenants requiring the Company, among other things, to maintain the vessels when delivered, comply with all applicable laws, keep proper books and records, preserve its corporate existence, and maintain insurance.

Events of default under the loan agreement include, among other things:

•	any failure to pay principal when due or to pay interest or fees on the due date;
•	default in the performance or observation of any covenants;
•	material misrepresentations;
•	default under other indebtedness;
•	any event of insolvency or bankruptcy;
•	material adverse change suffered by the Company or its borrowing subsidiaries

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TBS INTERNATIONAL LIMITED

Date: March 6, 2007	By:	/s/ Ferdinand V. Lepere
Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer